Exhibit 10.2

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement ("Agreement") is made and entered into as of July 13, 2012 by and between ERF WIRELESS, INC., ("ERF") and N. THOMAS WIEDEBUSH ("Contractor").

RECITALS

A. ERF specializes in providing secure broadband wireless and other broadband products and secure service solutions to banking and commercial clients, the oil and gas industry, and other commercial and residential customers on a national and international basis.

B. Contractor is an executive who desires to assume the Interim Chief Operating Officer role, as outlined below.

C. Contractor will act as Interim Chief Operating Officer for ninety (90) days, beginning July 13, 2012. This Agreement shall automatically renew for an additional thirty (30) days, and shall continue to automatically renew in thirty (30) day incremental periods thereafter unless written notice of nonrenewal is provided ten (10) days prior to termination of the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties agree as follows:

ARTICLE 1

SERVICES, COMPENSATION and BENEFITS

1.1 Engagement of Services. ERF hereby agrees to retain the services of Contractor, and Contractor hereby agrees to provide services to ERF, for ninety (90) days upon the terms and conditions set forth herein.

1.2 Contractor's Responsibilities. Contractor shall:

(a)     Serve as the Interim Chief Operating Officer and discharge the obligations and responsibilities normally associated with such office, and more specifically as required by ERF's CEO. Such duties include:

(i) Under the direction of the ERF CEO, manage the operational aspects of the following Divisions of ERF: (1) Energy Broadband; (2) Enterprise Network Services; (3) Network Operations; (4) Wireless Messaging Services Division; and (4) the Wireless Bundled Service Division. The heads of each of the foregoing Divisions shall report directly to the Interim Chief Operating Officer. The Chief Financial Officer shall provide assistance as required by the Interim Chief Operating Officer in support of his management of the operational aspects of ERF's Divisions. The Interim Chief Operating Officer shall report directly to the Chief Executive Officer of ERF with the following general objectives;

(ii) Lead and Manage ERF operations in assessing viability and alternatives related to negotiations with third parties for services, partnerships, and other contractual or similar operational matters;

(iii) Responsible for developing a restructuring plan to be presented to ERF's Board of Directors by CEO; and

(iv) Responsible for the recruitment and hiring of key personnel as needed after finances are made available and approved by CEO; and

(b) Contractor shall spend approximately three weeks per month on-site at EFR offices or facilities, and shall spend approximately one week per month working off-site.

(c) Contractor shall specifically not have any responsibility for any corporate or public company activities including soliciting investors for ERF; preparing, filing or certifying ERF's financial statements or public reports; communicating with or responding to regulatory authorities; any public securities related activities, or for preparing or issuing public press releases.

1.3 Payment for Services. As payment for services rendered by Contractor to ERF, Contractor shall receive $10,000.00 per month, payable bi-monthly, for the duration of the Agreement and including any and all thirty (30) day automatic renewal periods. In addition, ERF shall grant to Contractor shares of 144 stock per month priced as of the last business day of the month equal to $12,000.

1.4 Business Expenses. ERF shall reimburse Contractor for all reason a b1e travel, lodging and meal expenses incurred by him in providing the services under this Agreement.

ARTICLE 2

TERMINATION

2.1 Either party may terminate this Agreement at any time without cause by providing ten (10) days written notice to the other party.

2.2 Upon termination of this Agreement by Company prior to ninety (90) days from effective date, Contractor shall remain entitled to receive all compensation and stock options as provided in Section 1.3, for the remainder of the 90 day term. Upon termination of this Agreement by the Company after ninety (90) days from the effective date, but during any automatic thirty (30) day renewal period as discussed above, Contractor shall be entitled to receive all compensation and stock options as provided in Section 1.3, for the remainder of such thirty (30) day term.

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ARTICLE 3

GENERAL PROVISIONS

3.1 Relationship between Parties. The services of Contractor are retained by ERF only for the purposes and to the extent set forth in this Agreement and Contractor's relationship to ERF shall, during the term of this Agreement, be that of an independent contractor, and Contractor shall be free to dispose of his time, energy, and skill as he deems appropriate; provided, however, that Contractor shall perform all services as set forth in this Agreement. Contractor shall not be considered, as a result of this Agreement, as having an agency or employee status or as being entitled to participate in any plans, arrangements or distribution by Company pertaining to or in connection with any pension, stock, bonus, profit sharing or similar benefits provided Company's regular employees. Furthermore, Contractor retains the sole and absolute discretion and judgment in the manner and means of rendering the services contemplated by this Agreement.

Except as approved by the Chief Executive Officer, Contractor shall have no authority to enter into any binding agreement or contract on behalf of ERF or otherwise bind ERF to any obligation.

3.2 Taxes, Workmen's Compensation, Fringe Benefits, Etc. Contractor agrees that he will pay all applicable federal and state income taxes and self-employment taxes with respect to any amounts received by him under the terms of this Agreement. Unless otherwise required by applicable law, Company shall not withhold from the amounts paid to Contractor any amounts for federal or state income taxes or social security taxes. Company shall not provide any fringe benefits for Contractor, including, but not limited to, sick pay, bonuses, life insurance, health insurance or retirement benefits. Company will not cover Contractor under any state unemployment compensation or workmen's compensation laws.

3.3 Indemnification. ERF agrees to fully indemnify and hold Contractor harmless, without limitation, from and against any and all investigations, claims, demands and actions, and any fines, liabilities, damages or expenses resulting therefrom, including court or arbitration costs and attorneys' fees, arising out of or relating to the services performed by Contractor under this Agreement or otherwise on behalf of ERF.

3.4 Assignment. Contractor may not assign or delegate his rights or responsibilities under this Agreement to a third party without the prior written consent of ERF.

3.5 Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes any prior understandings and agreements, written or oral, regarding the subjects discussed herein.

3.6 Amendments. This Agreement may not be amended or modified except in writing signed by the parties.

3.7 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) if personally delivered, on the date of delivery or (ii) if mailed by United States certified or registered mail, prepaid, to the parties, three days after deposit with the United States Postal Service or (iii) if by a courier service providing overnight or "next-day" delivery, on the next business day after deposit with such service. All notices shall be sent as follows:

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To ERF:	ERF Wireless, Inc.
Attention: CEO
2911 South Shore Blvd #100
League City, Texas 77573

To Contractor:	N. Thomas Wiedebush
1089 W. Mulligan Drive
Oro Valley, Arizona 85755

3.8 Severability. In the event that any provision, or any part thereof, of this Agreement shall be held or found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.9 Governing Law; Jurisdiction. Except as expressly provided herein, this Agreement shall be construed in accordance with, and governed by, the laws of the State of Texas, without regard to the application of conflicts of law principles. Except in respect of an action commenced by a third party in another jurisdiction, the parties agree that any legal suit, action or proceeding arising out of or relating to this Agreement must be instituted in a state or federal court in the City of Houston, Harris County, State of Texas, and they hereby irrevocably submit to the jurisdiction of any such court.

3.10 Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, ERF has caused this Agreement to be executed and Contractor has signed this Agreement, all as of the day and month first above written.

CONTRACTOR

By:	/s/ N. Thomas Wiedebush
N. THOMAS WIEDEBUSH
Title

ERF:

By:	/s/ H. Dean Cubley
H. DEAN CUBLEY
Chief Executive Officer